Exhibit 10.13

LETTER OF UNDERSTANDING AND AGREEMENT

This Agreement dated the 20th day of September, 2013

BETWEEN: Summit West Oil, LLC, (Summit West) a company incorporated under the iaws of the State of Washington and having an office at 1048 West 11th. Avenue, Spokane, WA 99204

AND: Norstra Energy Inc., (Norstra) a Nevada company having an office at 1048 W 11th Avenue, Spokane, WA 99204, USA

Pursuant to agreements between Summit West Oil, LLC and Norstra Energy, inc., Summit West and Norstra have agreed to the following:

1.	Summit West will release portions of the Milford Colony Oil and Gas Lease assigned to Summit West by Teton Resources.
2.	Summit West will exercise it's option to extend those portions of the Milford Colony Oil and Gas Lease not released by Summit West.
3.	Norstra will negotiate new leases with Milford Colony for those lands released by Summit West.

As a result of the above agreements between Summit West and Norstra, the following items shall apply:

1.
The Farmout Agreements of 3/12/13 and 6/6/13 between Summit West and Norstra shall be deemed to be satisfied. The State of Montana Oil and Gas Leases currently owned by Summit West shall be retained by Summit West and not assigned to Norstra.

2.	Norstra will no longer be obligated to issue 10,000,000 shares to Summit West
3.
Norstra will instead issue 300,000 restricted shares of Norstra Energy, inc. common stock, on or before 10/1/13, to Fred Taylor, President, Summit West Oil LLC, in exchange for Summit retaining the State of Montana Oil and Gas Leases. Additionally, Summit West will forfeiting all royalty overrides on the Milford Coiony leases.

4.	Summit will authorize a Change of Operator to Black Gold, LLC.

This Letter of Understanding and Agreement shall be considered signed as of the date of the Agreement.